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                                                                     EXHIBIT 4.7

                                    AMENDMENT

                                       TO

           LCC INTERNATIONAL, INC. 1996 DIRECTORS STOCK OPTION PLAN

            Effective April 16, 1998, the LCC International, Inc. 1996 Directors Stock Option Plan (the "Plan") is amended as follows:

            1. The reference to "60,000" in the first sentence of Section 4 of the Plan is replaced by "140,000".

            2. Section 19.4 of the Plan is deleted in its entirety.

            This Amendment to the LCC International, Inc. Directors Stock Option Plan was duly approved by the Board of Directors of the Corporation on April 16, 1998 and by the shareholders of the Corporation on May 19, 1998.

                                                /s/ PETER A. DELISO
                                        ----------------------------------
                                                    Secretary